360 Funds 485BPOS

Exhibit 99(i)(10)

September 28, 2026

360 Funds

4300 Shawnee Mission Parkway, Suite 100

Fairway, Kansas 66205

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the M3Sixty Small Cap Growth Fund, a series portfolio of the 360 Funds (the “Trust”) that is included in Post-Effective Amendment No. 203 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-123290), and Amendment No. 204 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21726), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo.howell@fintechlaw.ai.

Very truly yours,

/s/ Bo J. Howell
Bo James Howell
On behalf of FinTech Law, LLC

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557     |     fintechlaw.ai | (513) 991-8472